Exhibit 99.1

VAREX IMAGING ANNOUNCES FINANCIAL RESULTS FOR
THE THIRD QUARTER OF FISCAL YEAR 2017

SALT LAKE CITY, Utah, August 3, 2017 - Varex Imaging Corporation (Nasdaq: VREX) today announced its financial results for the third quarter of fiscal year 2017.

Quarterly Highlights

•	Completed acquisition of the imaging business of PerkinElmer, Inc.

•	Revenues increased 12% to $170 million

•	Gross margin was 35% | Adjusted gross margin* was 38%

•	Operating earnings margin was 9% | Adjusted operating earnings margin* was 14%

•	Net earnings were $0.28 per diluted share | Adjusted net earnings* were $0.44 per diluted share

Third Quarter Fiscal Year 2017 Results

Revenues increased 12% to $170 million in the third quarter of fiscal year 2017 and included $27 million from two months of contribution from the acquired imaging business. This compares to revenues of $151 million in the year-ago quarter. The increase from the prior-year quarter was due to the additional revenues from the acquired imaging business partially offset by a 5% decline in organic revenues resulting from lower sales of X-ray tubes and digital detectors.

“The third quarter of last year saw strong year-over-year revenue growth as our business started to recover from an earlier downturn. While organic revenues declined in the third quarter of this year, for the trailing four quarters they were up 3%. Including revenues from the acquired imaging business, revenues for the trailing four quarters were up 8%,” said Sunny Sanyal, Chief Executive Officer of Varex Imaging Corporation. “In our Medical segment, we have seen strong year-to-date growth in the mammography and dental markets and stability in the CT, radiographic and fluoroscopic markets. However, we have seen declines in our non-OEM aftermarket X-ray tube sales to third-party service organizations. In the Industrial segment, growth in the security market contributed to increased revenues during the quarter,” said Sanyal.

Net earnings for the third quarter of 2017 were $11 million, or $0.28 per diluted share compared to net earnings of $18 million, or $0.47 per diluted share in the same quarter a year ago. The decrease in net earnings reflected the impact from $7 million in acquisition-related costs and lower gross margins, and was partially offset by other income from currency gains and minority investments. Adjusted net earnings* were $17 million, or $0.44 per diluted share in the third quarter of 2017 compared to adjusted net earnings* of $19 million, or $0.49 per diluted share in the prior year quarter.

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1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000

Gross margin was $60 million or 35% of revenues in the third quarter of fiscal year 2017 compared to $63 million or 42% of revenues in the prior year quarter, which had an unusually favorable product mix and lower than average factory and quality costs. Adjusted gross margin* in the third quarter of fiscal year 2017 was $64 million or 38% of revenues, excluding amortization of intangibles and purchase accounting adjustments, compared to adjusted gross margin* of $63 million or 42% of revenues in the prior-year quarter.

Operating earnings were $16 million and operating margin was 9% in the third quarter of fiscal year 2017 compared to operating earnings of $28 million and operating margin of 19% in the prior-year quarter. The decline was due primarily to acquisition-related costs and lower gross margins. Adjusted operating earnings* were $24 million and adjusted operating margin* was 14% compared to adjusted operating earnings* of $30 million and adjusted operating margin* of 20% in the year-ago quarter.

In the third quarter of fiscal year 2017, R&D investment was 10.4% of revenues due primarily to major development projects related to CT X-ray tubes and digital detectors in the acquired imaging business. SG&A expenses were 15.5% of revenues, including acquisition-related costs of 1.9% of revenues. Using like measures, SG&A expenses were consistent with the prior-year quarter, and reflected lower administrative costs and higher international sales and marketing expenses.

Imaging Business Acquisition

On May 1, 2017, the company completed the acquisition of the imaging business of PerkinElmer, Inc. for $276 million. This imaging business provides digital flat panel detectors to OEM manufacturers of X-ray imaging systems and is highly complementary to Varex’s business. This acquisition adds a significant revenue stream, new anchor customers, and new technologies and technical expertise, along with a strong brand and expanded footprint in the industrial sector.

For the acquired imaging business for the last two months of the third quarter of fiscal year 2017:

•	Revenues were $27 million with 66% in the Medical segment and 34% in the Industrial segment

•	As a percent of revenues, gross margin was approximately 36%, R&D investment was approximately 10%, and SG&A expenses were approximately 6%

Over the coming years, the company expects to see annual revenue growth in this acquired business from both market expansion and synergies from cross-selling opportunities. By fiscal year 2021, the company expects to reach incremental annual revenues from synergies of approximately $20 million to $30 million. The timing of revenue synergies will depend on a number of factors, including the customer validation process for new imaging components and multi-year development cycles of customers’ new X-ray imaging systems.

The company expects to realize a number of cost synergies from this acquisition through decreases in SG&A expenses, greater leverage of its manufacturing scale, supply chain cost reductions, as well as rationalization of operations, products and R&D projects. By fiscal year 2021, the company anticipates reaching annual cost savings of $15 million to $20 million. In fiscal year 2018, the company is targeting approximately $5 million of cost savings.

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1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000

Segment Information

Medical segment revenues increased 7% to $135 million in the third quarter of fiscal year 2017 from $126 million in the same quarter a year ago due to revenues from the acquired imaging business partially offset by a decrease in X-ray tube and digital detector sales. The Medical segment gross margin was 34% in the third quarter of fiscal year 2017 compared to 41% in the prior-year quarter. This decline was due to acquisition related costs in the third quarter of fiscal year 2017, as well as an unusually favorable product mix and lower factory and quality costs in the prior year quarter.

Industrial segment revenues increased 39% to $35 million in the third quarter of fiscal year 2017 from $26 million in the year-ago quarter due to revenues from the acquired imaging business and higher sales of X-ray tubes and connect-and-control components. The Industrial segment gross margin was 40% in the third quarter of fiscal year 2017 compared to 43% in the prior-year quarter.

Year-To-Date Fiscal Year 2017 Results

Revenues for the first nine months of fiscal year 2017 increased 8% to $482 million from $448 million in the prior-year period. Net earnings were $37 million, or $0.97 per diluted share, compared to net earnings of $47 million, or $1.23 per diluted share, in the first nine months of the year-ago period. Adjusted net earnings* for the first nine months of fiscal year 2017 were $47 million, or $1.23 per diluted share, compared to $51 million, or $1.35 per diluted share, in the same period of the prior year.

Gross margin in the first nine months of fiscal year 2017 was $176 million or 36% of revenues compared to a gross margin of $179 million, or 40% of revenues in the prior-year period. Adjusted gross margin* for the first nine months of fiscal year 2017 was $181 million or 38% of revenues compared to $180 million or 40% of revenues in the same prior-year period. In the first nine months of fiscal year 2017 the gross margin reflected higher costs of quality and a mix shift to lower margin products.

Balance Sheet

At the end of the third quarter of fiscal year 2017, cash and cash equivalents were $89 million. Cash flow from operations during the third quarter was $31 million. At the end of the third quarter of fiscal year 2017, the company had $510 million of debt outstanding. This included $286 million used during the third quarter to fund the acquisition and related credit facility fees. During the quarter, the company established interest rate swaps to convert $295 million of its term loan from a variable LIBOR-based rate to a fixed rate of 4.2%.

Varex Outlook

For the fourth quarter of fiscal year 2017, the company expects revenues to grow by 23% to 26%, including revenues from the acquired imaging business. For fiscal year 2017, the company expects that revenues will grow by 12% to 13% over fiscal year 2016, including approximately 9% to 10% of additional revenues from the acquired imaging business.

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1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000

Including the operational impact of the acquired imaging business and its related financing, the company maintains its prior guidance and expects adjusted net earnings* for the fourth quarter of fiscal year 2017 to be in a range of $0.50 to $0.54 per diluted share. For fiscal year 2017, the company expects adjusted net earnings* to be in a range of $1.73 to $1.77 per diluted share.

Guidance for the company's net earnings per diluted share is provided on an adjusted basis only. This adjusted financial measure is forward-looking and without unreasonable effort the company is unable to provide a meaningful or accurate compilation of reconciling items to GAAP net earnings per diluted share due to the uncertainty of amounts and timing of unusual items, such as integration or restructuring costs.

Adjusted Non-GAAP Financial Measures

*Beginning with financial results for the third quarter of fiscal year 2017, the company will supplement its consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, or “GAAP”, with the use of “Adjusted” or “non-GAAP” financial measures of certain elements of financial performance. These adjusted or non-GAAP measures are not presented in accordance with, nor are they a substitute for, GAAP financial measures. These adjusted measures include: adjusted gross margin; adjusted operating earnings; adjusted operating earnings margin; adjusted net earnings; and adjusted net earnings per diluted share. The company is providing a reconciliation below of each adjusted financial measure used in this earnings release to the most directly comparable GAAP financial measure. The company is unable to provide without unreasonable effort a reconciliation of adjusted guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items discussed.

Conference Call Information

Varex is scheduled to conduct its third quarter fiscal year 2017 conference call at 3:00 p.m. MT today. This call will be webcast live and can be accessed at Varex’s website at investors.vareximaging.com, then clicking on the link for this quarterly earnings call. Investors can also access this live teleconference by dialing 1-877-524-8416 from anywhere in the U.S. or 1-412-902-1028 from non-U.S. locations. A replay of this quarterly teleconference will be available from August 3rd through August 17th and can be accessed at the company's website or by calling 1-877-660-6853 from anywhere in the U.S. or 1-201-612-7415 from non-U.S. locations - Passcode: 13666698.

About Varex Imaging

Varex Imaging Corporation is a leading innovator, designer and manufacturer of X-ray imaging components, which include tubes, digital flat panel detectors and other image processing solutions, which are key components of X-ray imaging systems. With a 65+ year history of successful innovation, Varex’s components are used in medical imaging as well as in industrial and security imaging applications. Global OEM manufacturers of X-ray imaging systems use the company’s X-ray sources, digital detectors, connecting devices and imaging software as components in their systems to detect, diagnose and protect. Varex employs approximately 1,900 people located at manufacturing and service center sites in North America, Europe, and Asia. For more information about Varex, visit vareximaging.com.

1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000

Forward Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry or market outlook; the impact of the acquisition of the PerkinElmer medical imaging business on the company’s financial results; growth drivers; customer demand and acceptance of products or technology; the company’s future orders, revenues, product volumes, synergies, or earnings growth or other expected future financial results or performance; the ability of the company's technology and products to achieve stated results or outcomes; and any statements using the terms “expect,” “intend,” “outlook,” “future,” “anticipate,” “will,” “could,” “should,” “believe,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the ability to effectively integrate the products of PerkinElmer's Medical Imaging business into the company’s product offerings and sales and marketing operations, recognize the intended benefits and synergies of the acquisition, and retain the services of key acquired personnel; global economic conditions; demand for and delays in delivery of products of the company, PerkinElmer's medical imaging business or their respective customers; the company’s ability to develop, commercialize and deploy new products; the impact of reduced or limited demand by purchasers of certain X-ray products; the impact of competitive products and pricing; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

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For Information Contact:
Howard Goldman
Director of Investor & Public Relations
Varex Imaging Corporation
801.978.5274 | howard.goldman@vareximaging.com

1678 S. Pioneer Road | Salt Lake City, UT 84104 | 801.972.5000

VAREX IMAGING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share amounts)	June 30, 2017	July 1, 2016	June 30, 2017	July 1, 2016
Revenues:
Medical	$134.7	$125.9	$392.1	$370.8
Industrial	35.4	25.5	90.3	77.2
Total revenues	170.1	151.4	482.4	448.0
Gross margin:
Medical	45.3	52.1	136.9	144.8
Industrial	14.2	10.9	38.9	34.4
Total gross margin	59.5	63.0	175.8	179.2
Operating expenses:
Research and development	17.7	14.0	45.4	39.6
Selling, general and administrative	26.3	20.6	73.3	63.5
Total operating expenses	44.0	34.6	118.7	103.1
Operating earnings	15.5	28.4	57.1	76.1
Interest income	0.1	0.1	0.2	0.4
Interest expense	(4.2)	(0.4)	(5.8)	(1.3)
Other income (expense), net	4.4	(1.0)	5.1	(2.0)
Interest and other income (expense), net	0.3	(1.3)	(0.5)	(2.9)
Earnings before taxes	15.8	27.1	56.6	73.2
Taxes on earnings	5.1	9.3	19.6	26.4
Net earnings	10.7	17.8	37.0	46.8
Less: Net earnings attributable to noncontrolling interests	0.1	0.2	0.2	0.3
Net earnings attributable to Varex	$10.6	$17.6	$36.8	$46.5
Net earnings per common share attributable to Varex
Basic	$0.28	$0.47	$0.98	$1.24
Diluted	$0.28	$0.47	$0.97	$1.23
Weighted average common shares outstanding
Basic	37.6	37.4	37.5	37.4
Diluted	38.0	37.7	37.9	37.7

VAREX IMAGING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions, except per share amounts)	June 30, 2017	September 30, 2016
Assets
Current assets:
Cash and cash equivalents	$89.3	$36.5
Accounts receivable, net	133.1	122.2
Inventories, net	256.3	197.4
Prepaid expenses and other current assets	27.6	3.8
Total current assets	506.3	359.9
Property, plant and equipment, net	138.7	108.9
Goodwill	247.9	74.7
Intangibles assets	95.5	20.7
Investments in privately held companies	52.0	49.3
Deferred tax assets	—	5.5
Other assets	10.7	3.4
Total assets	1,051.1	622.4
Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	64.4	41.9
Accrued liabilities	63.1	23.9
Current maturities of long-term debt	20.0	—
Deferred revenues	10.0	12.0
Total current liabilities	157.5	77.8
Long-term debt	478.7	—
Deferred tax liabilities	36.7	3.0
Other long-term liabilities	8.8	5.3
Total liabilities	681.7	86.1

Redeemable noncontrolling interests	10.3	10.3
Equity:
Preferred stock, $.01 par value: 20,000,000 shares authorized, none issued
Common stock, $.01 par value:
Authorized shares - 150,000,000
Issued shares - 37,630,219 and 0
Outstanding shares - 37,630,219 and 0	0.4	—
Net parent investment	—	526.0
Additional paid-in capital	338.2	—
Accumulated other comprehensive loss	0.4	—
Retained earnings	20.1	—
Total stockholders' equity	359.1	526.0
Total liabilities, redeemable noncontrolling interests and Varex stockholders' equity	$1,051.1	$622.4

VAREX IMAGING CORPORATION
RECONCILIATION BETWEEN GAAP AND ADJUSTED FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share amounts)	June 30, 2017	July 1, 2016	June 30, 2017	July 1, 2016
GROSS MARGIN RECONCILIATION
Revenues	$170.1	$151.4	$482.4	$448.0
Gross margin	$59.5	$63.0	$175.8	$179.2
Amortization of intangible assets	1.8	0.4	3.0	1.2
Purchase price accounting adjustments	2.6	—	2.6	—
Gross margin - Adjusted	$63.9	$63.4	$181.4	$180.4
Gross margin %	35.0%	41.6%	36.4%	40.0%
Gross margin % - Adjusted	37.6%	41.9%	37.6%	40.3%

OPERATING EARNINGS RECONCILIATION
Operating earnings	$15.5	$28.4	$57.1	$76.1
Amortization of intangible assets (includes amortization impacts to cost of revenues)	3.5	1.2	6.3	4.2
Purchase price accounting adjustments	2.6	—	2.6	—
Separation costs	0.1	—	3.0	—
Restructuring charges	—	0.1	0.1	2.1
Acquisition and integration related costs	2.3	—	3.2	0.4
Other non-operational costs	0.3	—	0.1	—
Total adjustments	$8.8	$1.3	$15.3	$6.7
Operating earnings - Adjusted	$24.3	$29.7	$72.4	$82.8
Operating earnings margin	9.1%	18.8%	11.8%	17.0%
Operating earnings margin - Adjusted	14.3%	19.6%	15.0%	18.5%

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE RECONCILIATION
Net earnings	$10.6	$17.6	$36.8	$46.5
Total adjustments	$8.8	$1.3	$15.3	$6.7
Effective tax rate during period	32.3%	34.3%	34.6%	36.1%
Tax effects of adjustments	$2.8	$0.4	$5.3	$2.4
Net earnings - Adjusted	$16.6	$18.5	$46.8	$50.8
Diluted net earnings per share	$0.28	$0.47	$0.97	$1.23
Diluted net earnings per share - Adjusted	$0.44	$0.49	$1.23	$1.35
Dilutive shares	38.0	37.7	37.9	37.7

Discussion of Adjusted Financial Measures
This press release includes adjusted financial measures derived from our Condensed Consolidated Statements of Earnings. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. These adjusted measures include: adjusted gross margin; adjusted operating earnings; adjusted operating earnings margin; adjusted net earnings; and adjusted net earnings per diluted share. We are providing a reconciliation above of each adjusted financial measure used in this earnings release to the most directly comparable GAAP financial measure. We have not provided a reconciliation of adjusted guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items discussed below.

We utilize a number of different financial measures, both GAAP and adjusted, in analyzing and assessing the overall performance of our business, in making operating decisions, and forecasting and planning for future periods. We consider the use of the adjusted measures to be helpful in assessing the performance of the ongoing operation of our business by excluding unusual and one-time costs. We believe that disclosing adjusted financial measures provides useful supplemental data that allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing adjusted financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.
Adjustments to GAAP measures include the following items:
Amortization of intangible assets: We do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Purchase price accounting charges to cost of revenues: We may incur charges to cost of revenues as a result of acquisitions. We believe that excluding these charges allows the users of our financial statements to better understand the historic and current cost of our products, our gross margin, and also facilitates comparisons to peer companies.

Separation costs: We separated from Varian Medical Systems on January 30, 2017 and incurred non-operational expenses associated with the separation. We believe that excluding separation costs allows the users of our financial statements to better understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Restructuring charges: We incur restructuring charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Acquisition and integration related costs: We incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business. We also incur expenses or benefits with respect to certain items associated with our acquisitions, such as integration costs relating to acquisitions for any costs incurred prior to closing and up to 12 months after the closing date of the acquisition.

Impairment charges: We may incur impairment charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business and such charges may limit the comparability of our on-going operations with prior and future periods. We did not incur any impairment charges during the periods presented.

Other Non-Operational Costs: Certain items may be non-recurring, unusual, infrequent and directly related to an event that is distinct and non-reflective of the Company’s normal business operations. These may include such items as include legal settlements, environmental settlements, governmental settlements including tax settlements and other items of similar nature. We did not include any other non-operational costs during the periods presented.

Tax effect of Adjustments: We apply our GAAP consolidated effective tax rate to our adjusted financial measures as our historical annual consolidated effective tax rate has remained fairly consistent, and is expected to remain consistent for the foreseeable future. If applicable, this application of our effective tax rate excludes any tax settlements included in Other Non-Operational Costs above.